Delisting Determination, The Nasdaq Stock Market, LLC, March 5, 2025, Hempacco Co., Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Hempacco Co., Inc.
effective at the opening of the trading session on March 17, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on July 1, 2024.
On July 7, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.  On August 13, 2024 the
Hearing was held. Staff sent additional delist determination letters on August 14, 2024 and August 20, 2024. A decision was issued on
September 4, 2024 at which the Panel informed Hempacco Co., Inc.
that its security would be suspended from the Exchange on September 6, 2024. The Company security was suspended on September 6, 2024.
The Staff determination to delist the Company securities became final on October 21, 2024.